EXHIBIT 10.16
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    AGREEMENT, DATED JANUARY 22, 2003, BETWEEN THE COMPANY AND ROAD AMERICA,
               SUPERSEDING THE AGREEMENT DATED OCTOBER 16, 2002.


January 22, 2003



Mr. Dennis M. Fantis
President
Road America
3081 Salzedo St.
Coral Gables, Florida 33134


Re: Agreement -- Supersedes October 16, 2002 LOI


Dear Dennis;

1. This letter serves as an Agreement by and between MedStrong International Corporation, hereinafter "MIC", and Road America, hereinafter "RA". The purpose of this Agreement is to summarize the agreements between the parties and will have the effect of a three-year Agreement between the parties.

2. The contents of this Agreement are the product of previous discussions among the parties.

3. Purpose: To grant RA the right to represent, promote and sell MIC's Driver Patient Data Quickly (PDQ) brand medical records online programs, to its prospects and customers in the territories identified therein. MIC is to be RA's exclusive featured medical records provider during the three-year term and any renewal periods. Designation as the exclusive featured medical records provider means that RA will offer no other competing program unless specifically requested to do so, in writing, by its prospect or client. RA shall provide notification to MIC of any such prospect or client selection. Further, RA shall use its best efforts to induce its prospects and existing clients to select/use the Driver PDQ product as a part of the RA roadside assistance program.

4. Territory: United States and Canada. Other territories may be mutually agreed to in writing.

5. Express Exclusions: The parties acknowledge and agree that each has a business relationship with MAPFRE. Any efforts by either party to further promote the PDQ brand with MAPFRE will be subject to mutual agreement. MAPFRE is an exclusive medical records online prospect of MIC.

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6.   Program Marketing:

     MIC will provide RA with PDQ program options that offer or provide tailored solutions to its varied and diverse prospect and client base.

     (a) AGENT: RA may choose to distribute the "Driver PDQ" basic medical records online program (retail value of $19.95 per year) for a family of four, annually, in its electronic format, including a late breaking health newsletter daily, based on agreed pricing, refer to item 7, or

     (b) DIRECT LINK: RA may choose to have MIC provide a private label by creating its own RA splash page with a direct link to MIC for actual customer service; or

     (c) R.A. WEBSITE: RA may choose to create its own specific product brand of medical records online using its own proprietary MRO website and tying into MIC's website engine. Pricing for this option will be quoted once specifications are provided to MIC

7.   Driver PDQ Price

     (a) Agent price, under item 6 (a) and (b) shown above is one dollar ($1.00) per unit, comprised of four family members for a period of one year and each renewal year thereafter. Single payment or monthly bill remittance.

     (b) Vehicle service contract business. Agent price, one dollar ($1.00) per unit for a family of four, regardless of term of the service contract, based on single payment each month.

     (c) Renewal and Upgrade Commissions. MIC will pay twenty percent (20%) based on current retail pricing as commission on any renewal or upgrades based on net sales after cancellations. RA shall provide customer renewal contact information, in a timely manner, to MIC in a form acceptable to MIC. The form and process of solicitations of renewals and/or upgrades is to be mutually agreed upon by both parties.

8.   Term and Termination

     (a) The initial term of the Agreement shall run from October 16, 2002, through November 30, 2005. Unless otherwise terminated pursuant to the terms hereof, the Agreement shall automatically renew for additional one-year periods.

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     (b)  Either party may terminate the Agreement, without cause, at the end of the initial term or any renewal term by giving written notice of such termination not less than ninety (90) days prior to the end of such term.

     (c) The Agreement may be terminated immediately upon written notice as follows:

         (i)   By mutual, written agreement of the parties.

         (ii)  Material breach not cured for a period of 30 days after notice.

         (iii) Either party files bankruptcy, becomes insolvent or makes a general assignment for the benefit of creditors.

9.   MIC  is  a  public   company  and  therefore  must  disclose  all  material
     developments regarding its business. Both RA and MIC agree to release a mutually agreed news release announcing this agreement.

In witness whereof, this being the Agreement between the parties; we hereby execute this letter of intent.

MedStrong International, Corp.


By:
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       Jerry Farrar, President


Road America


By:
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       Dennis M. Fantis, President




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